UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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Aspen Technology, Inc.
Supplement to Proxy Statement for 2020 Annual Meeting of Shareholders to be Held on January 29, 2021

The following information relates to the definitive proxy statement of Aspen Technology, Inc. filed with the Securities and Exchange Commission on December 9, 2020 in connection with the 2020 Annual Meeting of Shareholders to be held exclusively via live audio webcast on January 29, 2021 at 9:00 a.m., Eastern Time. All capitalized terms used in this Supplement to the Proxy Statement and not otherwise defined herein have the meanings ascribed to them in the Proxy Statement. The information contained in this Supplement modifies and supersedes any inconsistent information contained in the Proxy Statement.

THIS SUPPLEMENT CONTAINS IMPORTANT ADDITIONAL INFORMATION
AND SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

Except as supplemented or amended by the information contained in this Supplement, all information set forth in the Proxy Statement remains unchanged. We urge you to read this Supplement carefully and in its entirety together with the Proxy Statement. This Supplement will also be made available through the “Investor Relations” section of our website located at www.aspentech.com and with our current proxy materials at www.proxyvote.com.

We are providing this supplemental disclosure to our shareholders to disclose that, following the determination of the amounts payable for fiscal 2020 under the 2020 Executive Plan and in accordance with the provisions of the 2020 Executive Plan, our Chief Executive Officer reduced the bonus amount payable to our Chief Financial Officer by 10% from $290,030 to $261,027. This change was made after the Proxy Statement was filed with the Securities and Exchange Commission on December 9, 2020, and therefore is not reflected in the Proxy Statement.

The following disclosures amend the previous disclosures with respect to the compensation of Karl E. Johnson, our Chief Financial Officer, contained in the Proxy Statement, to the extent that such disclosures were affected by the bonus payment described above. In each case the amendments to such disclosures are indicated in bold face.

SUPPLEMENTAL EXECUTIVE COMPENSATION INFORMATION

2020 Executive Plan

Any amounts earned under the 2020 Executive Plan are payable in cash and directly tied to achievement of corporate financial targets. Amounts payable under the 2020 Executive Plan are based and weighted as follows:

•60% of the overall bonus is based on achievement of our growth in annual spend target; and

•40% of the overall bonus is based on achievement of our free cash flow target.

Growth in annual spend and free cash flow were selected as the primary corporate performance goals for fiscal 2020. Growth in annual spend was determined to be a useful metric for analyzing our business performance because comparing annual spend for different dates can provide insight into the growth and retention rates of our business. Since annual spend represents the estimated annualized billings associated with our active term license agreements, it provides insight into the future value of subscription and software revenue. Free cash flow is calculated as net cash provided by operating activities adjusted for the net impact of (a) purchases of property, equipment and leasehold improvements, (b) payments for capitalized computer software costs, and (c) other nonrecurring items, such as acquisition related payments. Free cash flow is a useful measure to investors because it permits them to view our performance using tools that management uses to gauge progress in achieving our goals, and is an indication of cash flow that may be available to fund future investments.

The 2020 Executive Plan goals incorporated targets approved by the board of directors as part of our fiscal 2020 operating plan. In order for any bonus to be payable to any executive for achievement of any metric, achievement of at least 70% of the applicable target metric was necessary. Each metric was measured independently. Achievement of above-target performance does not increase the bonus amount, i.e., the maximum bonus award is 100% of the target. The board generally sets the target performance level for the corporate financial objectives at a level that would only be achieved if we continued to substantially improve on our past levels of performance, and if our executives performed at very high levels. As a result, the board believed that 2020 Executive Plan growth in annual spend and free cash flow targets would be difficult to reach but would be attainable with significant effort, while not entailing taking unnecessary or excessive risks.

In fiscal 2020, performance was evaluated at mid-year and at year-end, and each named executive officer was eligible to earn a bonus of up to 25% of his annual bonus target at mid-year and 75% at year-end under the 2020 Executive Plan. If less than 25% of the target bonus was earned at mid-year, the unrealized difference (up to the 25% mid-year potential) could be made up at year-end based on annual achievement against annual goals. The mid-year evaluation was based on mid-year performance of corporate performance goals only, and payments could not exceed 25% of the annual bonus targets.

We did not meet our mid-year metrics fully. Based on our performance during the first half of the year, the named executive officers earned 85.6% of the maximum payout of 25% of their respective annual target bonuses.

The year-end payment is based on total annual performance against the annual performance targets less any payment received at mid-year. Annual company performance goals and achievement of such goals were as follows for fiscal 2020.

Plan Metric	Financial Target ($)	Actual Results ($)
Growth in annual spend	11.0%	9.64%
Free cash flow	$255.0 million	$243.1 million

As we did not fully achieve our growth in annual spend and free cash flow targets, bonuses were earned and will be paid as shown in the following table.

Named Executive Officer	Fiscal 2020 Annual Target Cash Payment ($)	Total Bonus Earned for Fiscal 2020 ($)
Antonio J. Pietri	800,000	713,920
John W. Hague	380,000	339,112
Karl E. Johnsen	325,000	261,027(1)
Frederic G. Hammond	267,750	238,940
___________________
(1) In accordance with the provisions of the 2020 Executive Plan, the bonus amount payable for fiscal 2020 to Mr. Johnsen was reduced by 10% from $290,030 to $261,027.

EXECUTIVE COMPENSATION

Executive Compensation Tables

Summary Compensation Table for Fiscal 2020

The following table contains information regarding compensation earned during the last three fiscal years by our named executive officers for fiscal 2020, who consist of Antonio J. Pietri, our President and Chief Executive Officer; John W. Hague, our Executive Vice President, Operations; Karl E. Johnsen, our Senior Vice President and Chief Financial Officer; and Frederic G. Hammond, Senior Vice President, General Counsel and Secretary.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)(4)

Antonio J. Pietri	2020	600,000	4,650,012	1,654,182	713,920	8,211	7,626,325
President and	2019	600,000	4,499,963	1,647,967	721,990	8,967	7,478,887
Chief Executive Officer	2018	600,000	3,750,029	1,269,770	696,990	8,664	6,325,453

John W. Hague	2020	354,423	637,495	226,787	339,112	7,473	1,565,290
Executive Vice President, Operations

Karl E. Johnsen	2020	400,000	1,462,536	520,286	261,027(5)	6,856	2,650,705(5)
Senior Vice President and	2019	380,000	1,237,467	453,210	323,603	8,380	2,402,660
Chief Financial Officer	2018	365,000	974,999	330,134	323,603	7,146	2,000,882

Frederic G. Hammond	2020	370,750	750,049	266,814	238,940	8,530	1,635,083
Senior Vice President,	2019	370,750	674,971	247,205	260,820	9,186	1,562,932
General Counsel and	2018	360,000	509,985	172,686	258,882	8,369	1,309,922
Secretary

1. Amounts shown represent aggregate grant date fair value computed in accordance with ASC Topic 718, with respect to restricted stock units, or RSUs, and stock options granted to the named executive officers. Pursuant to SEC rules, the amounts shown disregard the impact of estimated forfeitures related to service-based vesting conditions. Each stock option was granted with an exercise price equal to the fair market value of our common stock on the grant date. For a description of the assumptions relating to our valuations of the RSUs and stock options, see note 13 to the consolidated financial statements included in our Annual Report on Form 10-K for fiscal 2019, filed with the SEC on September 10, 2019, which identifies assumptions made in the valuation of option awards.

2. Amounts shown consist of awards based on performance under our 2020 Executive Plan and equivalent predecessor plans for each respective fiscal year. For additional information regarding these awards in fiscal 2020, see ‘‘Compensation Discussion and Analysis—Variable Cash Compensation.’’

3. Amounts shown include matching contributions under our 401(k) deferred savings retirement plan and the annual dollar value associated with life and death and disability insurance premiums.

4. 2018 LTI Awards discussed at "Compensation Discussion and Analysis-- Fiscal 2020 Compensation Actions-- Special Performance-Based Long Term-Incentive Grants" had a fair value of $28,040,000.00 as of their date of grant. We concluded that, as of the grant date, the performance metrics related to the 2018 LTI Awards were not probable of achievement. If those performance metrics were assumed to be achieved at 100%, the grant date fair value of the 2018 LTI Awards would have been as follows for each of the named executive officers.

Antonio J. Pietri			$20,000,000
John W. Hague			$1,950,000
Karl E. Johnsen			$4,290,000
Frederic G. Hammond			$1,800,000

As of June 30, 2020, the performance awards were forfeited, due to the performance based conditions not being met in fiscal 2020. No compensation expense was recognized during fiscal 2020 and 2019.

5. In accordance with the provisions of the 2020 Executive Plan, the bonus amount payable for fiscal 2020 to Mr. Johnsen was reduced by 10% from $290,030 to $261,027.

Except as specifically set forth above, this Supplement does not modify or update any other disclosures presented in the Proxy Statement. In addition, this Supplement does not reflect any other events occurring after the date of the Proxy Statement or modify or update disclosures that may have been affected by subsequent events. This Supplement should be read in conjunction with the Proxy Statement. From and after the date of this Supplement, any references to the “Proxy Statement” are to the Proxy Statement as supplemented hereby.

If you have already properly submitted your proxy and would like to change your vote, you may revoke your proxy before it is voted at the annual meeting by:

•Submitting another properly completed proxy card with a later date.

•Granting a subsequent proxy by telephone or through the Internet.

•Sending a timely written notice that you are revoking your proxy to our Secretary at Aspen Technology, Inc. at our principal executive offices at 20 Crosby Drive, Bedford, Massachusetts 01730; or

•Attending virtually and voting at the annual meeting. Simply attending the annual meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or Internet proxy is the one that is counted. If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be
Held on January 29, 2021 at www.virtualshareholdermeeting.com/AZPN2020 [virtualshareholdermeeting.com]:

The Proxy Statement, form of proxy card sent to our stockholders of record as of the close of business on December 8, 2020, this Supplement, and our 2020 Annual Report to Stockholders are available at http://ir.aspentech.com, as well as at, as well as at www.proxyvote.com [proxyvote.com].